Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the Third Quarter 2009

LOS ANGELES--(BUSINESS WIRE)--November 5, 2009--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today reported revenues and net income for the third quarter ended September 27, 2009.

Highlights for the third quarter of 2009 relative to the same quarter a year ago were as follows:

  Total revenues decreased 5.3% to $164.8 million
  Full service comparable restaurant sales decreased 8.0%
  Net income increased 16.8% to $5.8 million
  Earnings per diluted share increased 20% to $0.24
  Outstanding debt of $37.0 million, a $13.0 million reduction from the second quarter of 2009

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, “Our ability to drive bottom-line results in the current environment was largely due to the sustainable operating efficiencies we realized throughout 2009. To complement this success, we have launched several revenue and traffic building initiatives in the fourth quarter in addition to yesterday’s new menu introduction. These initiatives include our sales productivity report, take-out call center, catering program and an expanded wine program. These efforts are in line with our strategy which we believe will enhance our brand equity, maximize financial performance and build shareholder value over the long run.”

Average weekly sales for the Company's 198 full service restaurants were $60,945 in the third quarter of 2009 compared to $66,718 for the same quarter last year.

During the third quarter of 2009, the Company added one full service restaurant in Cherry Hill, New Jersey. In addition, one of the Company's franchise partners launched the first California Pizza Kitchen on a college campus, opening a fast-casual location at Hofstra University in Hempstead, New York.

The Company also outlined its financial guidance for the fourth quarter of 2009 based on the following assumptions:

  Comparable restaurant sales between negative 5.5% and negative 6.5%
  Opening one international full service franchise restaurant
  Earnings estimated in the range of $0.16-$0.18 per diluted share

In 2010, the Company anticipates opening eight full service restaurants, while franchise partners are expected to open eight international and two domestic franchise locations.

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $14.30. As of November 5, 2009 the Company operates, licenses or franchises 256 locations, of which 208 are company-owned and 48 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a variety of California Pizza Kitchen premium frozen products.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," “guidance” and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are deteriorating economic conditions, revenue from third party licensees and franchisees, changing consumer preferences and demands, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our exposure to the California market and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	Quarter Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Statement of Income:

Revenues:
Restaurant sales	$161,156	$170,816	$487,860	$507,356
Royalties from Kraft licensing agreement	2,501	1,850	5,425	4,248
Domestic franchise revenues	714	721	2,039	2,120
International franchise revenues	468	571	1,515	1,579
Total revenues	164,839	173,958	496,839	515,303

Costs and expenses:
Food, beverage and paper supplies	37,009	42,396	115,094	125,551
Labor (1)	60,929	62,557	184,608	188,833
Direct operating and occupancy	35,819	36,140	106,633	103,451
Cost of sales	133,757	141,093	406,335	417,835

General and administrative (2)	12,617	13,314	38,725	39,441
Depreciation and amortization	10,060	11,044	28,726	32,475
Pre-opening costs	243	1,085	1,944	3,712
Store closure costs	185	-	185	839

Total costs and expenses	156,862	166,536	475,915	494,302

Operating income	7,977	7,422	20,924	21,001

Interest expense, net	(166)	(447)	(663)	(769)

Income before income tax provision	7,811	6,975	20,261	20,232
Income tax provision	2,020	2,015	5,780	6,257
Net income	$5,791	$4,960	$14,481	$13,975

Net income per common share:
Basic	$0.24	$0.20	$0.60	$0.55
Diluted	$0.24	$0.20	$0.60	$0.54

Shares used in computing net income per common share (in thousands):

Basic	24,123	24,603	24,029	25,572
Diluted	24,286	24,679	24,098	25,660

Operating Data:
Locations open at end of period	255	249	255	249
Company-owned full service restaurants open at
end of period	197	194	197	194
Average weekly company-owned full service
restaurant sales	$60,945	$66,718	$62,141	$66,998
18-month comparable company-owned
full service restaurant sales decrease	-8.0%	-2.4%	-6.9%	-0.2%
(1)	Labor expense for the three and nine months ended September 27, 2009 includes approximately $0.1 million and $0.4 million of stock-based compensation, respectively, compared to $0.2 million and $0.6 million in the three and nine months ended September 28, 2008, respectively.
(2)	General and administrative expense for the three and nine months ended September 27, 2009 includes approximately $1.5 million and $4.7 million of stock-based compensation, respectively, compared to $1.6 million and $4.6 million in the three and nine months ended September 28, 2008,respectively.

	Quarter Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Statement of Income Percentages (1):

Revenues:
Restaurant sales	97.8%	98.2%	98.2%	98.5%
Royalties from Kraft licensing agreement	1.5%	1.1%	1.1%	0.8%
Domestic franchise revenues	0.4%	0.4%	0.4%	0.4%
International franchise revenues	0.3%	0.3%	0.3%	0.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	23.0%	24.8%	23.6%	24.7%
Labor (2)	37.8%	36.6%	37.8%	37.2%
Direct operating and occupancy	22.2%	21.2%	21.9%	20.4%
Cost of sales	83.0%	82.6%	83.3%	82.4%

General and administrative (3)	7.7%	7.7%	7.8%	7.7%
Depreciation and amortization	6.1%	6.3%	5.8%	6.3%
Pre-opening costs	0.1%	0.6%	0.4%	0.7%
Store closure costs	0.1%	0.0%	0.0%	0.2%

Total costs and expenses	95.2%	95.7%	95.8%	95.9%

Operating income	4.8%	4.3%	4.2%	4.1%

Interest expense, net	-0.1%	-0.3%	-0.1%	-0.2%

Income before income tax provision	4.7%	4.0%	4.1%	3.9%
Income tax provision	1.2%	1.1%	1.2%	1.2%
Net income	3.5%	2.9%	2.9%	2.7%
(1)	Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.
(2)

Labor percentage includes approximately 10 basis points attributable to stock-based compensation in both the three and nine months ended September 27, 2009 and the three and nine months ended September 28, 2008.

(3)

General and administrative percentage includes approximately 90 basis points attributable to stock-based compensation in the three and nine months ended September 27, 2009 and the three and nine months ended September 28, 2008.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Selected Consolidated Balance	September 27,	December 28,
Sheet Information	2009	2008

Cash and cash equivalents	$14,345	$14,392
Total assets	351,486	368,413
Total debt	37,000	74,000
Stockholders' equity	197,466	174,532

California Pizza Kitchen, Inc.
Units Summary

	Total Units at				Total Units at
Third Quarter 2009	June 28, 2009	Opened	Acquired	Closed	September 27, 2009
Company-owned full service domestic	197	1	-	1	197
Company-owned ASAP domestic	9	-	-	-	9
Company-owned LA Food Show	2	-	-	-	2
Franchised domestic	18	1	-	1	18
Franchised international	27	-	-	-	27
Sports and entertainment venues	2	-	-	-	2
Total	255	2	-	2	255

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000